EXHIBIT 21.1

ENTITIES OF ADVANCED MEDICAL OPTICS, INC.

NAME OF SUBSIDIARY	PLACE OF INCORPORATION OR ORGANIZATION
1. AMO Holdings, Inc.	United States (Delaware)

2. AMO Nominee Holdings, LLC	United States (Delaware)

3. AMO Spain Holdings, LLC	United States (Delaware)

4. AMO U.K. Holdings, LLC	United States (Delaware)

5. AMO USA, Inc.	United States (Delaware)

6. Quest Vision Technology, Inc.	United States (California)

7. VISX, Incorporated	United States (Delaware)

8. WaveFront Sciences, Inc.	United States (New Mexico)

9. IntraLase Corp.	United States (Delaware)

10. Advanced Medical Optics Australia Pty Ltd.	Australia

11. AMO Belgium BVBA	Belgium

12. AMO Canada Company	Canada

13. AMO Global Holdings	Cayman Islands

14. AMO Ireland	Cayman Islands

15. AMO Puerto Rico Manufacturing, Inc.	Cayman Islands

16. VISX	Cayman Islands

17. AMO (Hangzhou) Co., Ltd.	China

18. AMO Denmark ApS	Denmark

19. AMO France SAS	France

20. AMO Germany GmbH	Germany

21. AMO Asia Limited	Hong Kong

22. Advanced Medical Optics India Private Limited	India

23. Allergan Trading International Limited	Ireland

24. AMO Ireland Export Ltd.	Ireland

25. AMO International Holdings	Ireland

26. AMO Ireland Finance	Ireland

27. AMO Regional Holdings	Ireland (Non Resident)

28. AMO Italy SrL	Italy

29. AMO Japan KK	Japan

30. AMO Malta Limited	Malta

31. AMO Netherlands BV	Netherlands

32. AMO Groningen B.V.	Netherlands

33. Advanced Medical Optics Norway ASA	Norway

34. AMO Singapore Pte. Ltd.	Singapore

35. Advanced Medical Optics Spain S.L.	Spain

36. AMO Manufacturing Spain, S.L.	Spain

37. IntraLase España SL	Spain

38. Advanced Medical Optics Norden AB	Sweden

39. Advanced Medical Optics Uppsala AB	Sweden

40. AMO Switzerland GmbH	Switzerland

41. AMO United Kingdom, Ltd.	United Kingdom